Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 21, 2004

LEGGETT POSTS RECORD QUARTERLY SALES AND EARNINGS

Carthage, MO, October 21 —

•	Quarterly sales an all-time record of $1.34 billion, up $181 million, or 16%, over 3Q 2003.

•	Third quarter EPS a record $.41, a 58% improvement from 3Q 2003.

•	Organic sales grew 13% for the quarter, 11% for the trailing twelve months.

•	$307 million of cash at quarter-end; net debt-to-cap below 23%.

•	2004 guidance: EPS of $1.43-$1.48, on roughly 10% organic sales growth.

•	Q4 2004 guidance: EPS of $.31-$.36, on approximately 6% organic growth.

Fortune 500 diversified manufacturer Leggett & Platt reported record quarterly earnings of $.41 per diluted share for the third quarter, within the range of guidance issued on July 21. Per share earnings increased 58%, or $.15, from the $.26 attained last year in the third quarter. Higher sales, and ongoing consolidation and cost reduction efforts were noteworthy contributors to the earnings increase.

Record quarterly sales of $1.34 billion were 16% higher than in the third quarter of 2003, with acquisitions contributing 3% of the growth. Same location sales increased 13%, with approximately two-thirds attributable to inflation (primarily due to higher steel costs). Organic sales growth for the trailing twelve months was 11%, the strongest pace since 1993.

Management Comments

Felix E. Wright, Chairman and CEO said, “We are pleased to have set a new record for quarterly earnings and sales. In part, this was due to increased sales in all five segments, each benefiting from a combination of unit growth, inflation, and/or acquisitions. Volume growth (excluding inflation) reached double-digits in several product categories, including components for upholstered furniture, die cast aluminum components, carpet underlay, tubing, and machinery.

“Third quarter market prices for steel scrap and rod jumped unexpectedly in July and August. Rod costs stayed at record levels for the remainder of the quarter; scrap costs moderated slightly in September, only to return to record levels in October. These higher steel costs were not fully recovered during the quarter, and negatively impacted earnings. As a result, though sales showed the typical second to third quarter increase, net margin showed no sequential improvement. On a year-over-year basis, margins did improve, due to increased production and our cost reduction efforts; however, margins are still below levels we enjoyed throughout much of the 1990s. There is more improvement to come.

“Our Commercial segment posted its best EBIT margin in two years, largely due to the Fixture & Display group’s improvement resulting from our tactical plan. For this segment, we still aim for double-digit margins by late 2005, and anticipate longer-term EBIT margins of 13%-14%.”

During the quarter Leggett generated $83 million in cash from operations, and reduced net debt-to-capital to 22.8%, the lowest level in nearly a decade. The company purchased 1.3 million shares of its stock, at an average price of $26.83 per share. During the quarter Leggett’s Board of Directors approved a 7.1% increase in quarterly dividends, to $.15 per share, making 2004 Leggett’s 33rd consecutive year that annual dividends increased.

2004 Outlook

Leggett’s outlook for the full year has improved. Both unit growth and inflation (primarily in steel related products) are contributing to sales growth. For the full year, organic sales are anticipated to increase about 10% versus 2003. Acquisitions should contribute roughly $200 million of incremental revenue, resulting in record full year trade sales of $5.0-5.1 billion.

For the fourth quarter, the company expects earnings of $.31-$.36 per share (which results in full year earnings of $1.43-$1.48 per share). Leggett anticipates its typical sequential (4Q vs. 3Q) sales decrease of approximately $100 million, yielding fourth quarter trade sales of about $1.24 billion. At this sales level, fourth quarter organic sales growth would be approximately 6% (versus 4Q 2003). Finally, depending upon where steel prices and inventory levels settle at year-end, the LIFO reserve adjustment, currently estimated at $76 million for the year, could change.

Over the next five to ten years Leggett is aiming for 15% average annual EPS growth and 10%-15% annual growth in sales (4%-6% organic; 6%-9% from acquisitions). The company does not expect to issue specific quantitative guidance for 2005 until its January 31 press release. Qualitatively, factors that should most influence 2005 results include: market demand growth, raw material costs, and the Commercial segment’s performance improvement.

Management will discuss these results in a conference call at 8:00 a.m. Central (9am Eastern) on Friday, October 22. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (973) 582-2737; there is no passcode. Fourth quarter results will be released after the market closes on Monday, January 31, 2005, with a conference call the next morning.

SEGMENT RESULTS – Third Quarter 2004 (versus 3Q 2003)

Residential Furnishings – Total sales increased $74 million, or 13%. Same location sales increased 11%, and were augmented by acquisitions. Worldwide innerspring unit sales were essentially flat, but unit sales of mechanisms for upholstered furniture increased significantly. EBIT (earnings before interest and income taxes) increased $13.4 million, or 24%, with gains arising from higher sales, prior cost reduction and plant consolidation efforts, and a FIFO benefit. These gains were partially offset by incomplete recovery of the most recent steel cost increases.

Commercial Fixturing and Components – Total sales increased $15 million, or 5%; same location sales grew 3%, and were supplemented by acquisitions. EBIT more than doubled, from $10.1 million last year to $22.7 million this year, as a result of improvements arising from the tactical plan, and non-recurrence of last year’s inventory obsolescence.

Aluminum Products – Total sales increased $17 million, or 16%, solely from increased same location sales. Most of the sales growth was volume related, as inflation has been modest in the Aluminum segment. Higher sales, and cost containment initiatives, led to an EBIT increase of 88%, or $3.6 million.

Industrial Materials – Total sales increased $84 million, or 58%, solely from same location sales increases (largely resulting from inflation in steel prices). Higher production, improved overhead recovery, full utilization of the Sterling rod mill (versus last year’s ramp up), and an above-average steel rod-to-scrap price spread (which benefited the rod mill) contributed to the EBIT improvement.

Specialized Products – Total sales increased $21 million, or 19%. Same location sales increased 9%, primarily due to higher unit volumes. EBIT declined 18%, or $1.9 million, as sales-related gains were more than offset by higher raw material and other costs including restructuring, depreciation, and new product development.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 121-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (90-fold growth via 33 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including conservative pension plan assumptions, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 4 of 5	October 21, 2004

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(in millions, except per share data.)	2004	2003	Change	2004	2003	Change
Net sales	$1,338.0	$1,156.7	15.7%	$3,803.3	$3,247.0	17.1%
Cost of goods sold	1,095.5	962.0		3,102.3	2,687.2

Gross profit	242.5	194.7		701.0	559.8
Selling & administrative expenses	111.3	103.7	7%	339.1	300.5	13%
Other deductions, net of income	0.7	1.5		1.3	2.3

Earnings before interest and taxes	130.5	89.5	46%	360.6	257.0	40%
Interest expense	10.5	13.3		34.3	34.7
Interest income	1.1	1.9		4.2	4.8

Earnings before income taxes	121.1	78.1		330.5	227.1
Income taxes	40.9	27.3		110.7	80.2

Net earnings	$80.2	$50.8	58%	$219.8	$146.9	50%

Earnings per share
Basic	$0.41	$0.26		$1.12	$0.75
Diluted	$0.41	$0.26	58%	$1.12	$0.75	49%
Average shares outstanding
Basic	195.4	196.0		195.8	196.7
Diluted	196.8	196.5		197.0	197.1

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(in millions.)	2004	2003	Change	2004	2003	Change
Net Earnings	$80.2	$50.8		$219.8	$146.9
Depreciation and Amortization	43.7	39.8		133.4	122.1
Working Capital decrease (increase)	(45.0)	62.4		(88.8)	(8.6)
Other operating activity	4.0	(10.5)		(9.7)	5.6

Net Cash from Operating Activity	$82.9	$142.5	(42)%	$254.7	$266.0	(4)%
Additions to PP&E	(31.9)	(29.1)	10%	(104.8)	(95.8)	9%
Purchase of companies, net of cash	(7.2)	(48.8)		(39.8)	(63.0)
Additions (payments) to Debt, net	(88.6)	(24.1)		(119.0)	241.5
Dividends paid	(27.0)	(25.2)		(81.1)	(75.8)
Repurchase of Common Stock, net	(27.4)	(16.4)		(59.1)	(73.4)
Other	(2.1)	(3.0)		12.2	48.1

Increase (Decr.) in Cash & Equiv.	$(101.3)	$(4.1)		$(136.9)	$247.6

FINANCIAL POSITION				September 30
(in millions.)				2004	2003	Change
Cash and equivalents				$307.0	$472.6
Receivables				828.2	718.3	15%
Inventories				717.3	637.2	13%
Other current assets				73.9	72.9

Total current assets				1,926.4	1,901.0
Net fixed assets				942.7	954.2	(1)%
Other assets				1,151.2	1,039.2	11%

TOTAL ASSETS				$4,020.3	$3,894.4

Trade accounts payable				$269.5	$213.7	26%
Current debt maturities				390.1	140.3
Other current liabilities				364.7	349.7	4%

Total current liabilities				1,024.3	703.7	46%
Long term debt				619.2	1,022.2	(39)%
Deferred taxes and other liabilities				139.7	132.2
Shareholders’ equity				2,237.1	2,036.3	10%

Total Capitalization				2,996.0	3,190.7

TOTAL LIABILITIES & EQUITY				$4,020.3	$3,894.4

Modified Working Capital / Sales *				18.4%	18.7%
Net Debt to Net Capital **				22.8%	24.1%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods (when cash balances and current debt maturities were much smaller).

LEGGETT & PLATT	Page 5 of 5	October 21, 2004

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(in millions.)	2004	2003**	Change	2004	2003**	Change
External Sales
Residential Furnishings	$641.5	$570.1	12.5%	$1,849.7	$1,617.4	14.4%
Commercial Fixturing & Components	306.0	291.6	4.9%	813.4	712.0	14.2%
Aluminum Products	114.8	99.1	15.8%	384.7	341.5	12.7%
Industrial Materials	151.0	95.0	58.9%	386.9	269.6	43.5%
Specialized Products	124.7	100.9	23.6%	368.6	306.5	20.3%

Total	$1,338.0	$1,156.7	15.7%	$3,803.3	$3,247.0	17.1%

Inter-Segment Sales
Residential Furnishings	$4.1	$1.2		$10.4	$5.0
Commercial Fixturing & Components	1.7	1.2		4.6	5.8
Aluminum Products	4.1	3.1		12.3	9.5
Industrial Materials	79.7	51.4		220.0	156.5
Specialized Products	10.8	13.4		41.3	45.0

Total	$100.4	$70.3		$288.6	$221.8

Total Sales
Residential Furnishings	$645.6	$571.3	13.0%	$1,860.1	$1,622.4	14.7%
Commercial Fixturing & Components	307.7	292.8	5.1%	818.0	717.8	14.0%
Aluminum Products	118.9	102.2	16.3%	397.0	351.0	13.1%
Industrial Materials	230.7	146.4	57.6%	606.9	426.1	42.4%
Specialized Products	135.5	114.3	18.5%	409.9	351.5	16.6%

Total	$1,438.4	$1,227.0	17.2%	$4,091.9	$3,468.8	18.0%

EBIT
Residential Furnishings	$68.1	$54.7	24%	$208.6	$150.6	39%
Commercial Fixturing & Components	22.7	10.1	125%	47.0	22.4	110%
Aluminum Products	7.7	4.1	88%	36.2	27.0	34%
Industrial Materials	36.7	10.4	253%	91.1	25.5	257%
Specialized Products	8.7	10.6	(18)%	36.5	37.2	(2)%
Intersegment eliminations	2.1	0.3		(2.3)	(3.6)
Change in LIFO reserve	(15.5)	(0.7)		(56.5)	(2.1)

Total	$130.5	$89.5	46%	$360.6	$257.0	40%

EBIT Margin *			Basis Pts			Basis Pts
Residential Furnishings	10.5%	9.6%	90	11.2%	9.3%	190
Commercial Fixturing & Components	7.4%	3.4%	400	5.7%	3.1%	260
Aluminum Products	6.5%	4.0%	250	9.1%	7.7%	140
Industrial Materials	15.9%	7.1%	880	15.0%	6.0%	900
Specialized Products	6.4%	9.3%	(290)	8.9%	10.6%	(170)

Overall	9.8%	7.7%	210	9.5%	7.9%	160

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
**	Segment figures for 2003 are restated for an organizational move of two small operations from Residential to Specialized.

LAST SIX QUARTERS	2003			2004
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,053	1,157	1,141	1,187	1,278	1,338
Sales Growth (vs. prior year)	(5.6)%	3.2%	12.7%	14.4%	21.4%	15.7%

EBIT ($ million)	82.4	89.5	98.3	103.3	126.8	130.5
EBIT Margin	7.8%	7.7%	8.6%	8.7%	9.9%	9.8%

Net Earnings ($ million)	46.7	50.8	59.0	62.8	76.8	80.2
Net Margin	4.4%	4.4%	5.2%	5.3%	6.0%	6.0%

EPS (diluted)	$0.24	$0.26	$0.30	$0.32	$0.39	$0.41

Cash from Operations ($ million)	87	143	129	81	91	83
Debt to Total Cap (net of cash & curr. debt)	25%	24%	23%	23%	23%	23%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	(4.6)%	3.5%	7.8%	10.3%	13.3%	10.8%
Commercial Fixturing & Components	(6.4)%	(3.7)%	10.6%	0.3%	(0.3)%	3.0%
Aluminum Products	(7.7)%	0.2%	11.0%	5.7%	18.2%	16.3%
Industrial Materials	(14.5)%	(8.1)%	5.7%	16.6%	54.3%	57.6%
Specialized Products	6.3%	4.5%	11.6%	11.0%	8.7%	9.0%
Overall	(5.0)%	0.5%	8.7%	8.5%	14.0%	13.1%